EXHIBIT NO. 16.1



May 28, 2002



Securities and Exchange Commission 450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 22, 2002, to be filed by our former client, the Armitec, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/  Braverman & Company, P.C.
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